Exhibit 10.34

AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Amendment”) is made and entered into as of November 3, 2004 by and between Navigant International, Inc., a Delaware corporation (the “Company”) and Edward S. Adams (“Employee”).

RECITAL

WHEREAS the Company and Employee entered into an Amended and Restated Employment Agreement, dated as of July 25, 2000 (the “Agreement”), and which Employee and Employer now desire to amend as set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises herein made and for other good and valuable consideration, including the continued employment of the Employee, the receipt and sufficiency of which is hereby acknowledged, Employer and Employee hereby agree as follows:

Section 1. Amendments.

(a) Base Salary. Section 3(a) of the Agreement is hereby amended by altering the amount of the Employee’s base salary to $400,000 per year.

(b) Annual Bonus. Section 3(b) of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

(b) Annual Bonus. In addition to base salary, Employee may be awarded, for each calendar year during the term of this Agreement, an annual bonus in cash (or in such other form as may be authorized and approved by the Board or the Compensation Committee of the Board, as appropriate) if approved by the Compensation Committee of the Board, pursuant to an incentive bonus plan or otherwise. The amount of the bonus, if approved, shall be set by the Compensation Committee. Any bonus granted shall be awarded and paid no later than March 31 of the year following the year for which the bonus is awarded.

(c) Death. Section 6(a) is hereby amended by the addition of the following sentence:

This Section 6(a) shall not be construed to relieve the Company from any obligation to continue to make payments under any of Sections 6(b), 6(d), or 6(e).

(d) Without Cause. Section 6(d) is hereby amended by the addition of the following sentence:

At any time after commencement of employment, the Employee may, without cause terminate the Term and Employee’s employment, effective upon reasonable notice to the Employer.

(e) Effective Date. Section 6(e)(i)(A) is hereby amended by deleting the second sentence of such section in its entirety.

(f) Change of Control Period. Section 6(e)(i)(B) is hereby amended by deleting that section in its entirety and replacing it with the following:

(B) “Change of Control Period” shall mean three (3) years, and shall, for the purposes of this Section 6(e), be measured from the date of the Employee’s termination, whether such termination preceded or followed the Effective Date. A termination prior to the Effective Date, however, shall only be subject to this Section 6(e) if the Employee can reasonably demonstrate that such termination was in contemplation of a Change of Control.

(g) Termination upon a Change of Control. Section 6(e)(ii) is amended by deleting it in its entirety and replacing it with the following:

Following, or in conjunction with, a Change of Control, the Company may terminate this Agreement upon thirty (30) days written notice to the Employee. Following a Change of Control, and for two years after the Effective Date, the Employee may elect to terminate this Agreement on account of such Change of Control; provided that the Employee shall have the right to terminate this Agreement under this Section 6(e) only if, as a result of the Change of Control, the Employee’s title, job responsibility, job location, base pay, benefits, or any of them individually are changed to the detriment of the Employee, as determined in the reasonable judgment of the Employee. Following a Change of Control, and for three years after the Effective Date, the Company shall not have the right to terminate this Agreement “without cause” as set forth in Section 6(d), and any termination by the Company for a reason other than those set forth in Sections 6(a), 6(b), or 6(c) during that time shall be deemed a Termination upon a Change of Control and the provisions of this Section 6(e) shall apply and control.

(h) Payments after Termination. Section 6(e)(iii) is amended by deleting the first sentence of such section and replacing it with the following:

Upon a termination under the provisions of this Section 6(e), the Company shall continue to pay Employee his base salary at the then-current rate for the Change of Control Period, and the Company will, for each year (or portion of a year) of such period also pay the Employee an amount equal to the greater of: y) the amount of any bonus paid to (or earned by) the Employee for the calendar year immediately prior to the year of the Effective Date; or z) an amount equal to 40% (forty percent) of the Employee’s annual base salary as of the date of termination. For portions of the Change of Control Period that are not full calendar years, the bonus payment referred to in the previous sentence shall be prorated based on the actual number of days in any such period.

(i) Renumbering of Certain Sections. Section 6(g), Vesting of Stock Options and Stock Awards upon Termination, is hereby renumbered as Section 6(h), and Section 6(h), No Setoff; Cooperation, is hereby renumbered as Section 6(i).

(j) Arbitration. Section 16 is hereby amended by deleting it in its entirety and replacing it with the following:

16. Arbitration. Any dispute or controversy arising under or in connection with this Agreement, or the Employee’s employment with the Company, shall be settled exclusively by arbitration conducted in accordance with the rules of the American Arbitration Association then in effect. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. The direct expense of any arbitration proceeding shall be borne by the Company. Nothing herein shall be construed so as to preclude the arbitrators from awarding any remedy available under applicable local, state, or federal law to a party. Unless otherwise decided in the arbitrators’ award, each party shall bear its own counsel fees. The arbitration proceeding shall be held in Denver, Colorado. Notwithstanding the foregoing, the Company shall be entitled to seek injunctive or other equitable relief, as contemplated by Section 15 above, from any court of competent jurisdiction, without the need to resort to arbitration.

(k) Clarification regarding Benefit Payments and Plans. The Agreement is amended by the addition of a new Section 18 as follows:

18. Benefit Payments and Plans. At any time the Company is required to provide for the continuation of the Employee’s health, dental, and other medical benefits and the Employee is eligible for continuation of his health insurance benefits under COBRA, the Company shall meet its obligations hereunder if it pays (or reimburses the Employee for) the amount the COBRA premium exceeds the then current employee contribution charged by the Company to its employees for the type of coverage (whether “Associate Only,” “Associate + Child(ren),” “Associate + Spouse,” or “Family,” or the replacements for, or successors to, such coverage) in effect for the Employee at the time of termination. If the Company’s obligation to provide for the continuation of the Employee’s health, dental, and other medical benefits extends beyond the period during which the Employee is eligible to continue such benefits under COBRA, the Employee may obtain his own health insurance coverage, and the Company may meets it obligations hereunder by reimbursing the Employee for the Excess Cost of such insurance. “Excess Cost” shall mean the difference between the actual cost of such insurance and the then current employee contribution charged by the Company to its employees for the type of coverage in effect for the Employee at the time of termination. In addition, if the Employee has elected insurance coverage for a member of his family other than himself, and a “qualifying event” occurs for a covered family member under which such family member would be eligible for continuation of health insurance benefits under COBRA (at any time the Company is obligated to make payments for the continuation of the Employee’s health, dental and other medical benefits), any payments for the continuation of health insurance, whether under COBRA or otherwise, will be the responsibility of the affected family member and not of the Company. Nothing herein shall be construed so as to prohibit the Company from altering the provider, or the terms or conditions of its health, dental, and other medical benefits (so long as such alterations apply to plan participants generally), or to require the Company to maintain benefit levels or features beyond those that the Company provides in its plans generally.

Section 3. Effect. Except as specifically amended by this Amendment, the Agreement will remain in full force and effect. All references to the “Agreement” in the Agreement will hereafter be deemed to refer to the Agreement as amended hereby.

Section 4. Miscellaneous.

(a) Definitions. Capitalized terms used and not defined herein have the meanings given to such terms in the Agreement.

(b) Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(c) Governing Law. This Amendment will be governed by the Governing Law provision contained in the Agreement.

IN WITNESS WHEREOF, the Company and Employee have executed this Amendment as of the date first above written.

EMPLOYER		EMPLOYEE

NAVIGANT INTERNATIONAL, INC.

By:	/s/ Robert C. Griffith	/s/ Edward S. Adams
	Robert C. Griffith	Edward S. Adams
Chief Operating Officer,
Chief Financial Officer

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